Certificate of Designation, Number, Voting Powers,
           Preferences and Rights of the Series of the Preferred Stock
                                       of
                            COVOL TECHNOLOGIES, INC.
                                To be Designated
                     Series C 7% Convertible Preferred Stock

         Covol Technologies, Inc., a Delaware corporation (the "Corporation"), pursuant to authority conferred on the Board of Directors of the Corporation by its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of Delaware ("DGCL"), certifies that the Board of Directors of the Corporation, at a meeting duly called and held pursuant to Section 141 of the DGCL, duly adopted the following resolution providing for the establishment and issuance of a series of Preferred Stock to be designated as "Series C 7% Convertible Preferred Stock" and to consist of 1,500 shares as follows:

         RESOLVED, that, pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be and hereby is established, consisting of 1,500 shares, to be designated as "Series C 7% Convertible Preferred Stock" (the "Series C 7% Preferred"); the Board of Directors be and hereby is authorized to issue such shares of Series C 7% Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and subject to the limitations provided by law and by the Certificate of Incorporation, as amended, the powers, designations, preferences and relative, participating, option or other special rights of, and the qualifications, limitations or restrictions upon, the Series C 7% Preferred shall be as follows:

         Section 1.        Definitions.

         "Common Stock" means, collectively, the Corporation's common stock, par value $.001 per share.

         "Conversion Stock" means shares of the Corporation's Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series C 7% Preferred are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series C 7% Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

         "Junior Securities" means any of the Corporation's Common Stock.

         "Liquidation Value" of any Share (as defined in Section 2A hereof) as of any particular date shall be equal to One Thousand Dollars ($1,000.00).

         "Market Price" of any security means (i) the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, (ii) if on any day such security is not so listed, the reported closing price on the Nasdaq National Market ("NNM"), or, if the security is listed on the NNM but there has been no sales on such market on any day, the average of the highest bid and lowest asked prices on the NNM at the end of such day, or (iii) the average of the representative bid and asked prices quoted in the Nasdaq Smallcap Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq SmallCap Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time such security is not listed on any securities exchange, the NNM, or quoted in the Nasdaq Smallcap Market or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series C 7% Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Series C 7% Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Redemption Date" as to any Share means the date specified in the notice of any redemption at the Corporation's option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

         Section 2.        Dividends.

         2A. General Obligation. When and as declared by the Corporation's Board of Directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends monthly to the holders of the Series C 7% Preferred Stock as provided in this Section. Except as otherwise provided herein, dividends on each share of the Series C 7% Preferred (a "Share") shall accrue on a daily basis at the rate of 7% per annum of the sum of the Liquidation Value thereof, from and including the date of issuance of such Share to and including the date on which the Liquidation Value of such Share is paid or the date on which such Share is converted into shares of Conversion Stock hereunder; provided, however, that no compounding of such dividends shall be authorized thereon. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividend, distribution or payment may be made with respect to any Junior Securities. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

         2B. Dividend Reference Date. To the extent not paid monthly on the 22d day of the calendar month, commencing February 22, 1999, all dividends which have accrued on each Share outstanding during the month (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid.

         2C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series C 7% Preferred, such payment shall be distributed ratably among the holders thereof based upon the number of Shares held by each such holder.

         2D. Payment of Stock Dividends. In the sole discretion of the Corporation, any dividends accruing on Shares of Series C 7% Preferred may be paid in lieu of cash dividends by the issuance of additional Shares of Series C 7% Preferred (including fractional Shares) having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to be paid; provided that if the Corporation pays less than the total amount of dividends then accrued on the Series C 7% Preferred in the form of additional Shares, such payment in Shares shall be made pro rata to the holders of Series C 7% Preferred based upon the aggregate accrued but unpaid dividends on the Shares of Series C 7% Preferred held by each such holder.

         Section 3.        Liquidation.

         Upon any liquidation, dissolution or winding up of the Corporation, each holder of Series C 7% Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends) of all Shares held by such holder, and the holders of Series C 7% Preferred shall not be entitled to any further payment. If at the time of such liquidation, dissolution or winding up, other series of the Corporation's preferred stock are outstanding, the Series C 7% Preferred will be considered to have the same priority to receive payments, pari passu, as all other series of preferred stock which are, by their terms, senior to the Junior Securities and which do not provide by their terms that they are senior to, or junior to, the Series C 7% Preferred. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series C 7% Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be so distributed shall be distributed ratably among such holders based upon the aggregate

Liquidation Value (plus all accrued and unpaid dividends) of the Series C 7% Preferred held by each such holder. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Series C 7% Preferred. The
Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Series C 7% Preferred. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of less than substantially all of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section.

         Section 4.        Redemption.

         4A. Optional Redemptions. The Corporation may at any time within 180 days after the date of initial issuance (as defined in Section 2A) redeem all or any portion of Series C 7% Preferred then outstanding. On any such redemption, the Corporation shall pay a price per Share equal to 125% of the Liquidation Value thereof, plus 100% of all accrued and unpaid dividends thereon.

         4B. Redemption Payment. For each Share which is to be redeemed, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in immediately available funds equal to 125% of the Liquidation Value of such Share (plus 100% of all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares (plus all accrued and unpaid dividends thereon) held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

         4C. Notice of Redemption. The Corporation shall mail written notice of each redemption of any Series C 7% Preferred to each record holder thereof not less than 10 days prior to the date on which such redemption is to be made. If on the redemption date specified in the notice, the Corporation fails to pay the redemption payment on any Shares properly tendered for redemption, then as sole remedy to the holder whose redemption price was not paid (the "Defaulted Holder") the Corporation agrees that (i) the redemption notice shall be void with respect to such unpaid Shares of the Defaulted Holder, (ii) the Conversion Price of the Shares for which the redemption notice is void shall be reduced by 5%, (iii) the limitations on conversion contained in subparagraph 6A(ii) shall no longer apply to any Shares held by the Defaulted Holder, and (iv) any of the Corporation's warrants issued in connection with the initial issuance of the Series C 7% Preferred held by the Defaulted Holder shall be and become exercisable notwithstanding provisions therein restricting exercise thereof prior to stated dates. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within ten (10) business days after surrender of the certificate representing the redeemed Shares.

         4D. Determination of the Number of Each Holder's Shares to be Redeemed. Except as otherwise provided herein, the number of Shares of Series C 7% Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

         4E. Dividends After Redemption Date. No Share is entitled to any dividends accruing after the date on which 125% of the Liquidation Value of such Share (plus 100% of all accrued and unpaid dividends thereon) is paid to the holder thereof. On such date all rights of the holder of such Share shall cease, and such Share shall not be deemed to be outstanding.

         4F. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be cancelled and shall be deemed to be undesignated authorized and unissued preferred shares.

         4G. Other Redemptions or Acquisitions. The Corporation shall not redeem or otherwise acquire any Series C 7% Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro-rata to all holders of Series C 7% Preferred on the basis of the number of Shares owned by each such holder.

         Section 5.        Voting Rights.            The Series  C 7%  Preferred
shall have no voting rights unless specifically authorized by the DGCL.

         Section 6.        Conversion.

         6A.      Conversion Procedure.

                  (i) Subject to and in compliance with the provisions of this Certificate of Designation, any holder of Series C 7% Preferred may convert all or any portion of the Series C 7% Preferred held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $1,000 and dividing the result by the Conversion Price then in effect.

                  (ii) The right of the holders to convert the Series C 7% Preferred shall be subject to the following limitations:

                           (a)      No Series C 7% Preferred may be converted on
or before April 15, 1999.

                           (b)  Commencing  April 16,  1999,  each holder of the
Series C 7% Preferred may convert up to 10% of the Shares held by him at April 15, 1999, plus any Shares or fractional Shares issued in payment of dividends.

                           (c)  Commencing  May 16,  1999,  each  holder  of the
Series C 7% Preferred may convert up to an additional 10% of the Shares held by him at April 15, 1999 (i.e. up to a total of 20% on a cumulative basis), plus any Shares or fractional Shares issued in payment of dividends.

                           (d)  Commencing  June 16,  1999,  each  holder of the
Series C 7% Preferred may convert up to an additional 10% of the Shares held by him at April 15, 1999 (i.e. up to a total of 30% on a cumulative basis), plus any Shares or fractional Shares issued in payment of dividends.

                           (e)  Commencing  July 16,  1999,  each  holder of the
Series C 7% Preferred may convert his Shares without regard to limitations under this subparagraph (ii).

                  (iii) Each conversion of Series C 7% Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series C 7% Preferred to be converted have been surrendered at the principal office of the Corporation (the "Conversion Date"). At such time as such conversion has been effected, the rights of the holder of such Series C 7% Preferred as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                  (iv) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof 125% of Liquidation Value thereof (plus 100% of all accrued and unpaid dividends thereon).

                  (v) Within two business days after a conversion has been effected, the Corporation shall make available to the converting holder at the Corporation's transfer agent:

                           (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                           (b) payment in an amount equal to all accrued dividends with respect to each Share converted, which have not been paid prior thereto, plus the amount payable under subparagraph (ix) below with respect to such conversion; provided, however, that such accrued dividends may, at the Corporation's option, be converted into an additional number of shares of Conversion Stock by dividing the amount of unpaid dividends by the Conversion Price; and

                           (c) a certificate representing any Shares of Series C 7% Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                  (vi) Upon conversion, the Corporation shall convert all accrued and unpaid dividends on the Series C 7% Preferred being converted into an additional number of shares of Conversion Stock (which will be delivered within ten (10) business days) determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price.

                  (vii) The issuance of certificates for shares of Conversion Stock upon conversion of Series C 7% Preferred shall be made without charge to the holders of such Series C 7% Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Series C 7% Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

                  (viii) The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

                  (ix) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of the Series C 7% Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

                  (x) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series C 7% Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series C 7% Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

                  (xi) If the shares of Conversion Stock issuable by reason of such conversion of Series C 7% Preferred are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the Shares to be converted by such holder as provided above together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

         6B.      Conversion Price.         The Conversion Price shall be $5.50,
which price shall be subject to adjustment as set forth in Section 6D.

         6C. Limitation on Conversion. Notwithstanding any other provisions hereof, no holder of Shares shall be entitled to exercise the conversion rights under this Section to acquire any share or shares of Common Stock if, as a result of such conversion, such holder and its affiliates, directly or indirectly, would own, control or have power to vote a greater quantity of securities of any kind issued by the Corporation than such holder and its affiliates would be permitted to own, control or have power to vote under any law or under any regulation, rules or other requirement of any governmental authority at any time applicable to such holder and its affiliates. For purposes of this paragraph, a written statement of the holder involved, to the effect that such holder is legally entitled to exercise its conversion rights under this Section to acquire shares of Common Stock and that such holder shall not violate the prohibitions set forth in the preceding sentence, shall be sufficient evidence of the legality thereof and shall obligate the Corporation to deliver certificates representing the shares of Common Stock so purchased in accordance with the other provisions hereof.

         6D.      Anti-Dilution Provisions.

                  (a) If on the trading day immediately preceding the Conversion Date, the Market Price of the Common Stock is less than $5.50 per share (or an equivalent amount for Conversion Stock other than Common Stock), then the Conversion Price for conversions on such Conversion Date shall be adjusted to equal the average of the three lowest closing bid prices of the Conversion Stock (or the closing prices if the Conversion Stock is listed on an exchange) during the 15 trading days immediately preceding the Conversion Date.

                  (b) If, at any time or from time to time after the date hereof, the Corporation shall distribute property or assets to all holders of Common Stock (excluding (x) dividends paid in, or distributions of, the Corporation's capital stock for which the number of Conversion Stock receivable hereunder shall have been adjusted pursuant to Subsection 4(b), and (y) dividends or distributions paid in cash if the Series C 7% Preferred is converted into Conversion Stock prior to the record date therefor) (any of the foregoing being hereinafter in this Subsection 4(a) called the "Property"), then, in each such case, the Corporation shall reserve sufficient Property for distribution upon conversion of Series C 7% Preferred so that, in addition to the Conversion Stock to which a person owning Series C 7% Preferred ("Holder") is entitled, the Holder will receive upon such conversion the amount and kind of such Property which such Holder would have received if the Holder had, immediately prior to the record date for the distribution of the Property, converted the Series C 7% Preferred to the Conversion Stock. Notice of each such distribution shall be given to the Holder concurrently with any notice given to the holders of Common Stock regarding such distribution.

                  (c) In case the Corporation  shall hereafter i) pay a dividend or make a  distribution  on its Common Stock payable in shares of capital stock,
ii) subdivide its outstanding shares of Common Stock into a greater number of shares, iii) combine its outstanding shares of Common Stock into a smaller number of shares or iv) issue by reclassification of its Common Stock any shares of capital stock of the Corporation, then, in any such event, the Holder shall be entitled to receive the aggregate number and kind of shares which, if the Holder had converted the Series C 7% Preferred to the Conversion Stock immediately prior to the record date with respect to the dividend or
distribution  or  the  effective  date  of  the   subdivision,   combination  or
reclassification, he would have been entitled to receive by virtue of such dividend, distribution, subdivision, combination or reclassification, and the Conversion Price shall be appropriately adjusted. Such adjustment shall be made successively whenever any event listed above shall occur. An adjustment made pursuant to this subsection (b) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (b), the Holder shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, then Series C 7% Preferred may thereafter be converted to units consisting of whole number multiples of each such securities, as designated by the Board of Directors.

                  (d) In case of any of the following events (each of which shall be deemed a "Reorganization Event"): (i) any consolidation or merger to which the Corporation is a party, other than a merger or consolidation in which the Corporation is the continuing corporation, (ii) any sale or conveyance to another entity of all or substantially all of the assets of the Corporation (including a sale of all or substantially all of the assets of the Corporation for a consideration consisting primarily of securities) or (iii) any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third party into the Corporation), the Holder shall have the right thereafter to receive upon conversion of the Series C 7% Preferred the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such Reorganization Event had such Series C 7% Preferred been converted immediately prior to the effective date of such Reorganization Event and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. The foregoing provisions of this Subsection shall similarly apply to successive Reorganization Events. Notice of any Reorganization Event and of said provisions so proposed to be made shall be mailed to the Holder not less than 30 days prior to the effective date of such event.

                  (e) Notwithstanding any other provision of this Section, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $0.05 per share of Common Stock and no adjustment in the number of Conversion Stock issuable shall be required if such adjustment would represent less than one percent of the number of Conversion Stock to be so delivered; provided, however, that any adjustments which by reason of this Subsection (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment, and provided further, however, that adjustments shall be required and made in accordance with the provisions of this Section (other than this Subsection (d)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holder. All calculations under this Section shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section to the contrary notwithstanding, the Corporation shall be entitled to make such reductions in the Conversion Stock, in addition to those required by this Section, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares, or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Corporation to its shareholders shall not be taxable.

                  (f) Whenever the Conversion Price is adjusted as provided in this Section and upon any modification of the rights of the Holder in accordance with this Section, the Corporation shall promptly prepare a certificate of the Corporation's Chief Financial Officer, setting forth the Conversion Price and the number of Conversion Stock after such adjustment or the effect or such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause a copy of such certificate to be mailed to the Holder.

                  (g) If the Board of Directors of the Corporation shall declare any dividend or other distribution in cash with respect to the Common Stock, other than out of earned surplus, the Corporation shall mail notice thereof to the Holder not less than 15 days prior to the record date fixed for determining shareholders entitled to participate in such dividend or other distribution.

                  (h) The Corporation will, at its sole cost and expense, (subject to the holder bearing the costs of commissions and independent legal review) covenants that if at any time during the period in which the Series C 7% Preferred may be converted the Corporation should file a registration statement or offering statement pursuant to applicable federal and state securities laws for a public offering of securities, (except on Form S-4 or S- 8 or their successor forms) the Corporation will provide written notification to the holder at least 10 days but not more than 60 days prior to the filing date of such registration statement or offering statement and use its best efforts to seek to register or qualify or cause to be registered or qualified, at the option of the holder, the sale and resale of all, or such amounts as the Corporation may legally and lawfully cause to be registered or on a pro-rata basis if limited by the firm or persons underwriting such offering, of the Conversion Stock underlying the Series C 7% Preferred (which are deliverable upon conversion of the Series C 7% Preferred) and the Corporation will use its best efforts to seek to maintain such registration statement or offering statement effective for all periods during which the Series C 7% Preferred may be converted until such time as the Corporation receives an opinion of counsel to the effect that the underlying Conversion Stock may be publicly resold without registration. If no other registration statement is being filed registering the Conversion Stock underlying the Series C 7% Preferred, the Corporation will, at its sole cost and expense, (subject to the holder bearing the costs of commissions and independent legal review) cause a registration statement covering the Conversion Stock underlying the Series C 7% Preferred to be effective within 90 days after closing of the initial issuance of the Series C 7% Preferred. If a holder tenders Series C 7% Preferred for conversion at a time when the Conversion Stock underlying such Shares is not registered for sale, such failure of registration is hereinafter referred to as an "Event", and the date on which such Event occurs is hereinafter referred to as an "Event Date". If an Event has occurred and not been cured, the converting holder shall be entitled to receive from the Corporation on conversion of the Series C 7% Preferred so converted, as sole remedy for the failure to register, (i) on the Event Date, additional Conversion Stock equal to 10% of the Conversion Stock otherwise issuable on conversion of such tendered Shares based on the Conversion Price in effect on the Event Date, and (ii) every thirty calendar days following the Event Date until the Event is cured, additional Conversion Stock equal to 10% of the Conversion Stock otherwise issuable on conversion of such tendered Shares based on the Conversion Price in effect on the Event Date. For purposes of this paragraph, each determination of whether an Event has occurred will be independently determined for each conversion request.

         Section 7.        Registration of Transfer.

         The Corporation shall keep at its principal office a register for the registration of Series C 7% Preferred. Subject to compliance with applicable securities laws, upon the surrender of any certificate representing Series C 7% Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the holder's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series C 7% Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series C 7% Preferred represented by the surrendered certificate. All transfers of Shares shall be subject to any restrictions imposed by applicable federal and state securities laws.

         Section 8.        Replacement.

         Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of any of the Series C 7% Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at the holder's expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         Section 9.        Amendment and Waiver.

         No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 10 hereof without the prior written consent of the holders of at least 51% of the Series C 7% Preferred outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Series C 7% Preferred accrue or the times at which such dividends become payable or the amount payable on redemption of the Series C 7% Preferred or the times at which redemption of Series C 7% Preferred is to occur, without the prior written consent of the holders of at least 80% of the Series C 7% Preferred then outstanding, (b) the Conversion Price of the Series C 7% Preferred or the number of shares or class of stock into which the Series C 7% Preferred is convertible, without the prior written consent of at least 80% of the Series C 7% Preferred then outstanding or
(c) the percentage  required to approve any change  described in clauses (a) and
(b) above, without the prior written consent of the holders of at least 80% of the Series C 7% Preferred then outstanding. Notwithstanding the above, Corporation, without the consent or approval of the holders, may amend the provisions hereof solely for the purpose of increasing the number of authorized Shares of Series C 7% Preferred.

         Section 10.       Notices.

         Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and
(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Designation to be signed by its Chief Executive Officer and attested by its Secretary this 22d day of January, 1999.


------------------------------------
Brent M. Cook
President and Chief Executive Officer
Covol Technologies, Inc.


ATTEST:


------------------------------------
Secretary


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